Exhibit 5.4

Callenders & Co.

One Millars Court

P.O. Box N-7117

Nassau, Bahamas

Tel.: (242) 322-2511 / (242) 322-1381

Facsimile: (242) 326-7666

nassau@callenders-law.com

1 March, 2012

LJM/CDC/crl/21143-2

Via Email: PJogi@paulweiss.com

Original via Courier

Seven Seas Cruises S. DE R. L.

8300 NW 33rd Street

Miami, Florida 33122

U.S.A.

Dear Sirs,

Re: Seven Seas Cruises S. DE R.L. $225,000,000.00 -

      9.125% Second-Priority Senior Secured Notes due 2019

We have acted as Counsel in the Commonwealth of The Bahamas (“The Bahamas”) to Celtic Pacific (UK) Two Limited (“CP2”), an International Business Company incorporated in The Bahamas under the International Business Companies Act, on matters relating to the laws of The Bahamas in so far as they concern CP2 in connection with the Registration Statement on Form S-4 of Seven Seas Cruises S. DE R. L. (“Seven Seas”), CP2 and other subsidiaries of Seven Seas named therein as guarantors (collectively, the “Guarantors”), originally filed on 30 November, 2011 under Registration Number 333-178244 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“the Securities Act”) and the rules and regulations thereunder, as the same may be amended from time to time (“the Registration Statement”).

The Registration Statement relates to the registration under the Securities Act of Seven Seas’ $225,000,000.00 aggregate principal amount of 9.125% Second-Priority Senior Secured Notes due 2019 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be offered in exchange for Seven Seas’ outstanding $225,000,000.00 aggregate principal amount of 9.125% Second-Priority Senior Secured Notes due 2019 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by Seven Seas in accordance with the terms of the Indenture dated as of 19th May, 2011 amongst Seven Seas, the Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) as Trustee and Collateral Agent (“the Indenture”).

You have asked us to furnish our opinion as to the organization and qualification of CP2 and as to the validity of the issuance, execution, and delivery of the Guarantee executed by CP2.

In giving the opinion on the matters set forth below, we have examined emailed or faxed executed copies or photocopies of executed copies of the following documents:-

a)	the Indenture, including the Guarantees;

b)	the Registration Rights Agreement dated 19th May, 2011 amongst Seven Seas, the Guarantors and the initial purchasers as therein defined (“the Registration Rights Agreement”);

c)	the Registration Statement including the Prospectus for the Exchange Offer for $225,000,000.00 at 9.125% Second-Priority Senior Secured Notes and related Guarantees;

d)	Certified copies of Certificate of Incorporation and Memorandum and Articles of Association (as amended) of CP2;

e)	Certificate of Good Standing of CP2 dated 29th February, 2012; and

f)	CP2 Directors’ and Shareholders Resolutions dated 13th May, 2011 authorizing CP2 to enter into the Documents as defined below and the CP2 Directors Representation Letter dated 1st March, 2012.

All documents listed above are hereinafter together called “the Documents”.

We have also relied on information revealed by our searches of 29th February, 2012 of:-

(i)

the Registry of Records of The Bahamas for public records of CP2 which were available for inspection at the time of our searches and which would have shown any encumbrances registered by CP2 and the Register of Companies which would show notice of any winding-up resolution or court order for winding-up for CP2; and

(ii)	the Cause List Indices of the Supreme Court of The Bahamas and records of proceedings regarding CP2 available for inspection at the time of our searches.

This opinion relates only to the laws of The Bahamas as are currently in effect and is based upon the following assumptions, namely:-

a)	The Documents and all documents supplied to us as photocopies, email or facsimile transmittal copies or other copies conform to the originals and that such originals are authentic and complete;

b)	The Documents constitute valid and legally binding obligations of the parties under the laws by which they are expressed to be governed;

c)	The genuineness of all signatures, stamps, and seals and that the persons who have signed on behalf of any parties to the Documents except for CP2 are duly authorised to sign; and

d)

The accuracy and currency of the indices and filing systems maintained at all public offices where we made or conducted registrations, searches or inquires or have caused or will cause registrations, searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and certificates issued pursuant thereto.

Based upon and subject to the foregoing, and having regard to the legal considerations we deem relevant, we are of the opinion that insofar as Bahamian law is concerned:-

1.

CP2 is an International Business Company duly organized and validly existing and in good standing under the laws of The Bahamas and has the full corporate power and authority to carry on its business and to enter into and perform its obligations under the Documents.

2.

The Documents and the Guarantee of CP2 have been duly authorised, executed, and delivered by CP2 in accordance with the laws of The Bahamas and the performance of CP2 of its obligations under its Guarantee as set out in the Indenture has been duly authorised, the registration of the Documents in The Bahamas is not necessary for them to be valid, binding and enforceable under Bahamian law.

3.

No further authorisation, consent, approval, license or other action by and no notice to or exemption from or declaration or qualification or filing, recording, indexing, entering or registering with any governmental authority or agency of The Bahamas is required for the due execution, delivery and performance of the Documents or the transactions thereunder by any of the parties thereto or to ensure the legality or validity of any of the Documents or to ensure their enforceability or enforcement in The Bahamas.

4.

Other than the court filing fee set out in paragraph (i) of the qualifications below, no stamp duty or other fees are payable on the Documents under the laws of The Bahamas and all the necessary filing fees required to be paid under the laws of The Bahamas in relation to the Documents have been paid.

5.	The statements on Bahamian law which appear under the heading “Risk Factors” in the Prospectus offer a fair summary of Bahamian law.

The opinions expressed above are, however, subject to the following qualifications:-

a)	the enforcement of the Documents may be limited by applicable insolvency, reorganization, limitation of actions or other similar laws relating to the enforcement of creditors’ rights generally;

b)

obligations or liabilities of CP2 otherwise than for the payment of money may not be enforceable in The Bahamas by way of such equitable remedies as injunction or specific performance, which remedies are in the discretion of a Bahamian Court;

c)

under the provisions of the Money Lending Act, the Bahamian Court has power to re-open any money lending transaction if the Court is satisfied that the transaction is harsh and unconscionable. If proceedings were taken in The Bahamas to enforce the Documents and such a claim is made, the Bahamian Court should take into account the market conditions in New York before determining whether the transaction is harsh and unconscionable. The Rate of Interest Act of The Bahamas would not apply to the loans contemplated by the Documents provided they are in a currency other than the currency of The Bahamas;

d)	if any provision of any of the Documents is held to be illegal, invalid or unenforceable, the severance of such provision from the remaining provisions of such Documents will be subject to the exercise of the discretion of a Bahamian Court;

e)

if any party to the Documents is vested with a discretion or is entitled thereby to determine a matter in its opinion or as it may see fit, the Courts of the Commonwealth of The Bahamas may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

f)	insofar as the parties resort to the Bahamian Courts, claims may be or may become subject to defenses of set-off or counterclaim;

g)

a Bahamian Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any successful litigation brought against that party and such a Court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the Court;

h)

for the enforcement of the Documents by legal proceedings in The Bahamas, court filing fees will be payable on the Writ of Summons or Statement of Claim and leave of the Court maybe necessary to issue and serve notice of the proceedings on any party out of the jurisdiction;

i)

while a Bahamian Court may express any judgment in a foreign currency, enforcement in The Bahamas may result in recovery in Bahamian Dollars with the requirement that the judgment creditor apply to the Exchange Control Department of the Central Bank of The Bahamas to convert the Bahamian Dollars to the foreign currency; and

j)

this opinion only relates to the laws of general application of The Bahamas as currently applied by Bahamian Courts and is given on the basis that it will be governed by and construed in accordance with Bahamian law. We have made no investigation of, and do not express or imply any view on the laws of any country other than The Bahamas.

We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the rules thereunder. We also consent to the reliance on this opinion letter by Paul, Weiss, Rifkind, Wharton & Garrison, LLP for purposes of its opinion letter to Seven Seas filed as Exhibit 5.1 to the Registration Statement.

We hereby undertake no, and disclaim any obligation to advise you of any change in any matters set forth herein or upon which these opinions are based after the effective date of the Registration Statement. Our opinions are provided as legal opinions only, and not as guaranties or warranties of the matters discussed herein.

Yours faithfully,

CALLENDERS & CO.

/s/ Lester J. Mortimer, Jr.

Lester J. Mortimer, Jr.

Partner